MARCUM
ACCOUNTANTS ▲ ADVISORS

May 19, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by WinVest Acquisition Corp. under Item 4.01 of its Form 8-K dated May 14, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of WinVest Acquisition Corp. contained therein.

Very truly yours,

*/s/ Marcum LLP*

Marcum LLP